The Compensation Committee of the Board of Directors has approved the following Independent Director Compensation Policy (the "Policy") and recommends that the Board of Directors approve the Policy.

INDEPENDENT DIRECTOR COMPENSATION POLICY

The independent members (the "Members") of the Board of Directors of Duckwall-ALCO Stores, Inc. (the "Board") shall receive the following director compensation:

1.           Chairman of the Board. The Chairman of the Board shall receive a quarterly fee of $17,500.

2.           Member Quarterly. Each Member of the Board shall receive a quarterly fee of $7,500.

3.           Committee Chairmen. The Chairmen of the Audit Committee, Compensation Committee and Strategy, Budget and Planning Committee shall each receive a quarterly fee of $3,000. The Chairman of the Nominating and Governance Committee shall receive a fee equal to $875 per meeting.

4.           Committee Members. Members of the Audit Committee, Compensation Committee, and Strategy, Budget and Planning Committee shall each receive a quarterly fee of $500. The Members of Nominating and Governance Committee shall each receive a fee equal to $500 per meeting.

5.           Special Board Meetings. Each Member shall receive $500 for each special meeting of the Board. Further, each Member shall be reimbursed for all reasonable travel expenses incurred in traveling to special meetings and shall be compensated $500 per day for all travel days to and from Board special meetings that are in addition to the date of the meeting, as long as such Member traveled at least two hours during such travel day.

6.           Corporation Business Travel. Each Member that travels to attend meetings for the purpose of providing services exclusively for the benefit of the Corporation, but such travel does not constitute a special or regular meeting of the Board, shall receive a fee of $500 per day such meetings are attended or services are performed on behalf of the Corporation. In addition, Members shall be reimbursed for all reasonable travel expenses incurred in traveling to such meetings, and Members shall be compensated $500 per day for all travel days that are in addition to the date of the meeting or services as long as the Member traveled at least two hours during such travel day.

7.           Corporation Office Visits. Any Member that spends a minimum of four hours per day visiting the Corporation stores or general office shall be entitled to a fee of $500 per day. The Member shall also be reimbursed all reasonable travel expenses.

8.           International Board Meetings/Business. Members shall be compensated $1,000 per day for all international travel taken on behalf of the Corporation to attend Board meetings or to engage in business on behalf of the Corporation. This compensation shall also be paid for all travel days as long as the director traveled for at least six hours during the travel day. Members will also be reimbursed for all reasonable travel expenses incurred in traveling internationally to any Board meeting or for engaging in any international business on behalf of the Corporation.

9.           Travel Days. All fees paid to Members for travel days under this Policy are in addition to all fees paid to Members for attendance at special meetings of the Board or for days spent transacting business for the exclusive benefit of the Corporation.

10.           Non-Independent Members. Members of the Board that are not independent shall not receive any additional consideration except for reimbursement of reasonable travel expenses incurred to travel to and from Board of Directors' meetings or travel taken exclusively for the benefit of the Corporation.

11.           Timing of Payments.  All of the quarterly fees set forth in Sections 1, 2, 3 and 4 of the Policy shall be paid in advance on the first day of each Corporation fiscal quarter. All other payments stated herein under the terms of the Policy shall be paid by the Corporation in arrears within five business days following the end of the Corporation's fiscal quarter for fees earned during such quarter. The timing of director compensation payments under this Section 11 shall take effect as of the Corporation fiscal quarter beginning August 1, 2011.

12.           Member Stock Options. Provided that there is enough capacity under the Corporation's current Non-Qualified Stock Option Plan for Non-Management Directors: (1) each Member, except for the Chairman of the Board, shall receive an annual stock option grant of 5,000 options during each year that a Member serves on the Board; and (2) the Chairman of the Board shall receive an annual stock option grant of 7,500 options during each year that he or she serves as Chairman. All such options shall be granted to each Member and/or Chairman on the last day of June each calendar year, commencing June 30, 2011.

13.           Expense Report. Each Member that desires to be reimbursed for travel days and expenses under Items 5, 6, 7, 8 or 10 of this Policy must submit a expense report in the form attached hereto as Schedule A and all applicable receipts, including but not limited to plane ticket receipts, to the Secretary of the Corporation.

 June 21, 2011

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